Exhibit 15.2

To the Board of Directors and Shareholders of MSCI Inc.:

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated statements of income, comprehensive income and cash flows for the three month period ended March 31, 2013, as indicated in our report dated February 28, 2014 (May 2, 2014 as to the effects of discontinued operations as discussed in Note 3); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, is incorporated by reference in Registration Statement Nos. 333-167624, 333-147540, and 333-165888 on Form S-8 and Registration Statement No. 333-181533 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

New York, New York

May 2, 2014